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                                                                      Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-128187 on Form S-3 of our reports relating to i) the consolidated financial statements of CenterPoint Energy Resources Corp. and subsidiaries dated March 23, 2005, January 10, 2006, as to the effects of the restatement discussed in
Note 13 to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 13 to the consolidated financial statements), and
ii) the consolidated financial statement schedule dated March 23, 2005 appearing in this Amendment No. 2 to the Annual Report on Form 10-K/A of CenterPoint Energy Resources Corp. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP
Houston, Texas

January 10, 2006